Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Equity Incentive Plan of Digital River, Inc., of our report dated February 19, 2009, with respect to the consolidated financial statements and schedule of Digital River, Inc., included in its Annual Report (Form 10-K/A) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Digital River, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
August 4, 2009